EXHIBIT 4.21

DESCRIPTION OF DOMINION ENERGY GAS HOLDINGS, LLC

2014 SERIES C 4.60% SENIOR NOTES DUE 2044

The following description of our 2014 Series C 4.60% Senior Notes due 2044, which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, is a summary and is qualified in its entirety by reference to the Indenture, dated as of October 1, 2013 (the “Indenture”), by and between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated December 1, 2014 (the “Sixth Supplemental Indenture”), between us and the Trustee, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Indenture and the Sixth Supplemental Indenture for more information.

References herein to “we,” “our,” “us,” the “Company” or “Dominion Energy Gas” refer to Dominion Energy Gas Holdings, LLC, a Virginia limited liability company.

General

On December 3, 2014, Dominion Energy Gas issued $500,000,000 aggregate principal amount of 2014 Series C 4.60% Senior Notes due 2044 (the “Senior Notes”). The Senior Notes were issued in denominations of $1,000 and any greater integral multiple of $1,000. We may, without the consent of the existing holders of Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with any of the Senior Notes, will constitute a single series of notes under the Indenture. The Senior Notes are not subject to any sinking fund provision and are not subject to conversion.

Maturity

The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2044.

Ranking

The Senior Notes are our direct, unsecured and unsubordinated obligations, rank equally with all of our other senior unsecured debt, and are senior in right of payment to all of our subordinated indebtedness, if any. The Senior Notes are effectively subordinated to all of our secured debt, if any.

Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Senior Notes generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur. We and our subsidiaries expect to incur additional indebtedness from time to time.

Interest

The Senior Notes bear interest at the rate of 4.60% per year.

Interest is payable on each series of the Senior Notes semi-annually in arrears on June 15 and December 15 of each year (each, an Interest Payment Date).

The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date (whether or not a business day); however, interest payable at maturity or upon redemption or repurchase will be paid to the person to whom principal is payable.

Optional Redemption

The Senior Notes are redeemable, in whole or in part at any time and from time to time prior to June 15, 2044 (six months prior to the maturity date) at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed that would be due if such Senior Notes matured on June 15, 2044 but for the redemption (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the Redemption Date.

In addition, the Senior Notes are redeemable, in whole or in part at any time and from time to time on or after June 15, 2044 (six months prior to the maturity date), at our option at a redemption price equal to 100% of the principal amount of the Senior Notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed (assuming, for this purpose, that the Senior Notes matured on June 15, 2044) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” for any Redemption Date means (1) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Goldman, Sachs & Co., RBS Securities Inc., BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. and their respective affiliates or successors, as selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

Goldman, Sachs & Co., RBS Securities Inc., BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. and their respective affiliates or successors; provided that, if any such firm or its successors ceases to be a primary U.S. Government securities dealer in the United States (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer; and

•	up to one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue related to the Senior Notes being redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

We will mail a notice of redemption at least 20 days but not more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. If we elect to partially redeem the Senior Notes of a particular series, the trustee will select the Senior Notes to be redeemed in accordance with the procedures of DTC.

Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

The Senior Notes may not be redeemed at any time at the option of the holder.

Events of Default; Waiver; Acceleration; Compliance

Event of Default when used in the Indenture, means any of the following with respect to the Senior Notes:

•	failure to pay the principal or any premium when due;

•	failure to deposit any sinking fund payment when due that continues for 60 days;

•	failure to pay any interest, when due, that continues for 60 days;

•

failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Senior Notes give written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default included in the Indenture.

In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of the Senior Notes have given a notice of default, then holders of at least the same percentage of the Senior Notes, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

The holders of a majority of the outstanding securities of all series under the Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding security of the series affected.

An Event of Default for a particular series of securities issued under the Indenture does not necessarily constitute an Event of Default for any other series of securities issued under the Indenture.

If an Event of Default for the Senior Notes occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of the Senior Notes may declare the entire principal of all the Senior Notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Senior Notes can void the declaration.

The Trustee may withhold notice to the holders of securities issued under the Indenture of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of securities issued under the Indenture may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of securities issued under the Indenture. However, the Trustee must give holders notice of any default to the extent provided by the Trust Indenture Act of 1939, as amended.

The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

We have agreed to provide the Trustee an annual certificate as to our compliance with the conditions and covenants in the Indenture or as to the occurrence of a default in the fulfillment of any such obligation. We have further agreed to certify in such annual certificate whether an event has occurred and is continuing which is, or after notice or lapse of time or both would become, an “event of default” under the Indenture.

Modification of Indenture

Under the Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. In addition, we may supplement the Indenture to create new series of securities and for certain other purposes, without the consent of any holders of securities issued under the Indenture.

Consolidation, Merger or Sale

The Indenture provides that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing corporation, or the successor corporation (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the due and punctual payment of the principal of and interest on the securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by us by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger or conveyance, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named as us in the Indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the Indenture and the securities issued under the Indenture.

Limitation on Liens

While any securities under the Indenture are outstanding, we are not permitted to create liens upon any Principal Property (as defined below) or upon any shares of stock of any Material Subsidiary (as defined below), which we now own or will own in the future, to secure any of our debt, unless at the same time we provide that the securities issued under the Indenture will also be secured by that lien on an equal and ratable basis. However, we are generally permitted to create the following types of liens:

(1)

purchase money liens on future property acquired by us; liens of any kind existing on property or shares of stock at the time they are acquired by us; conditional sales agreements and other title retention agreements on future property acquired by us (as long as none of those liens cover any of our other properties);

(2)

liens on our property or any shares of stock of any Material Subsidiary that existed as of the date the Notes were first issued; liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Material Subsidiary; certain liens typically incurred in the ordinary course of business;

(3)

liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example liens to secure debt of the pollution control or industrial revenue bond type;

(4)

debt that we may issue in connection with a consolidation or merger of Dominion Energy, Inc. or any Material Subsidiary with or into any other company (including any of our affiliates or Material Subsidiaries) in exchange for secured debt of that company (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis, or (iii) prohibits secured debt from being incurred by that company;

(5)	debt of another company that we must assume in connection with a consolidation or merger of that company, with respect to which any of our property is subjected to a lien;

(6)

liens on any property that we acquire, construct, develop or improve after the date the securities are first issued that are created before or within 18 months after the acquisition, construction, development or improvement of the property and secure the payment of the purchase price or related costs;

(7)	liens in favor of us, our Material Subsidiaries or our wholly-owned subsidiaries;

(8)	the replacement, extension or renewal of any lien referred to above in clauses (1) through (7) as long as the amount secured by the liens or the property subject to the liens is not increased; and

(9)

any other lien not covered by clauses (1) through (8) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause (9) does not exceed 10% of the members’ equity, as shown on the company’s consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such lien.

When we use the term “lien” in this section, we mean any mortgage, lien, pledge, security interest or other encumbrance of any kind; “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP in the United States) represent at least 20% of our total assets on a consolidated basis; and “Principal Property” means any of our plants or facilities located in the United States that in the opinion of our Board or management is of material importance to the business conducted by us and our consolidated subsidiaries taken as whole.

Satisfaction; Discharge

We may discharge all our obligations (except those described below) to holders of the securities issued under the Indenture, which securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding securities issued under the Indenture. However, certain of our obligations under the Indenture will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the securities of the applicable series, and other rights, duties and obligations of the holders of securities with respect to any amounts deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indenture.

Defeasance

We will be discharged from our obligations on the Senior Notes at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Notes. If this happens, the holders of the Senior Notes will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

The Trustee

The trustee under the Indenture is Deutsche Bank Trust Company Americas or its affiliates. The trustee will administer its corporate trust business at 60 Wall Street, 24th Floor, New York, NY 10005. We and certain of our affiliates maintain banking relationships with Deutsche Bank Trust Company Americas. Deutsche Bank Trust Company Americas also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. Deutsche Bank Trust Company Americas and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

Governing Law

The Indenture, the Sixth Supplemental Indenture and the Senior Notes will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in the State of New York